Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF WESCO INTERNATIONAL, INC.

Under Section 242 of the Delaware General Corporation Law

WESCO International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 17, 1993 (the “Certificate of Incorporation”).

2. Article VI of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Article VI.

The number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but (subject to vacancies) in no event may there be less than three directors.

Until the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be. Except as set forth in the next sentence, each class of directors shall be elected to a three-year term and the terms of each class shall be staggered so that only one class of directors is elected at each annual meeting of stockholders. At each annual meeting of stockholders beginning in 2015, each successor to the directors whose terms expire at such annual meeting shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders. Until the election of directors at the 2017 annual meeting of stockholders, if the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, and any additional directors of any class shall hold office for a term which shall coincide with the remaining term of such class. Beginning with the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall cease to be classified and each director shall serve for a one-year term and shall be subject to election at each annual meeting of stockholders. A director shall hold office until the annual stockholders’ meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Until the election of directors at the 2017 annual meeting of stockholders, a director may be removed only for cause by the stockholders. Beginning with the election of directors at the 2017 annual meeting of stockholders, a director may be removed with or without cause by the stockholders.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of lncorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article VI.”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 29th day of May, 2014.

By:	/s/ John J. Engel
Name:	John J. Engel
Title:	Chairman, President and Chief Executive Officer

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